Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Selected Financial and Other Data”, “Senior Securities” and “Independent Registered Public Accounting Firm” and to the inclusion of our reports (a) dated March 13, 2014 with respect to the consolidated financial statements of Sierra Income Corporation as of and for the years ended December 31, 2013 and 2012; and for the period from June 13, 2011 (date of inception) to December 31, 2011 and (b) dated April 28, 2014, with respect to the senior securities table of Sierra Income Corporation as of December 31, 2013, in the Registration Statement Form N-2 of Sierra Income Corporation dated November 25, 2014.

/s/ ERNST & YOUNG LLP

New York, New York

November 25, 2014